Exhibit 11.1

             Statement Regarding Computation of Per Share Earnings

               (In millions, except share and per share amounts)

                                                        Year Ended December 31,
                                                     ---------------------------
                                                       1999     1998       1997
                                                     -------   -------   -------
Net income                                           $ 215.5   $ 159.1   $ 184.9

Weighted average number of common shares
outstanding during each year - basic*                   94.8      87.1      84.0

Weighted average number of common shares
and common stock equivalents outstanding during
each year - diluted*                                    96.5      89.9      88.0
                                                     -------   -------   -------

Basic earnings per share*                            $  2.27   $  1.83   $  2.20
                                                     =======   =======   =======

Diluted earnings per share*                          $  2.23   $  1.77   $  2.10
                                                     =======   =======   =======

* Share and per share data have been restated to reflect the impact of a 2-for-1 split of the Company's stock on March 4, 1998.